EXHIBIT 21.1
Subsidiaries of the Registrant
RAE Systems Inc, a California corporation
RAE Systems (Asia) Limited, incorporated in Hong Kong
RAE Systems (Hong Kong) Limited, incorporated in Hong Kong
RAE Systems Europe ApS, incorporated in Denmark
RAE United Kingdom Limited, incorporated in the United Kingdom
S.A.R.L RAE France, incorporated in France
RAE Systems (Shanghai) Incorporated, incorporated in the Jiading District of Shanghai
RAE-KLH (Beijing) Co., Limited, incorporated in Beijing
RAE Coal Mine Safety Instrument (Fushun) Co., Limited, incorporated in Fushun, China